Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

Sanders Morris Harris Group Expands Asset/Wealth Management Business

with Purchase of 50% Interest in Wealth Manager Leonetti & Associates

BUFFALO GROVE, IL and HOUSTON, March 5, 2008 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) has completed the acquisition of a majority interest in Leonetti & Associates, Inc., a leading independent wealth management firm based in Buffalo Grove, IL, a Chicago suburb. Financial terms of the transaction were not disclosed. The transaction represents the fourth acquisition for Sanders Morris Harris’ Asset/Wealth Management business over the past year.

“Our investment in Leonetti & Associates further demonstrates our commitment to search out high-quality, client-focused firms that can benefit from our broad asset and wealth management platform,” said Stephen R. Cordill, President of Sanders Morris Harris’ Asset/Wealth Management Division. “The relationship enhances our position in the important Chicagoland wealth market. In addition, SMH’s suite of asset and wealth management capabilities will be made available to Leonetti’s clients.”

Founded in 1982 and managing approximately $400 million in assets, Leonetti & Associates has been providing fee-based investment advice for individuals and small businesses for over 25 years. It was formed to provide investment management and financial planning services to enhance client portfolios and help them reach their financial goals. Among areas of specialty, Leonetti & Associates is recognized as a leading financial advisor to doctors.

“Sanders Morris Harris and Leonetti & Associates share a similar philosophy in placing clients first,” said Michael Leonetti, CEO and Founder of Leonetti & Associates. “SMH understands that if you take great care of clients, success will follow. We operate our business in the same way and know that our clients will benefit from access to a broader array of wealth management capabilities.”

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages approximately $17 billion in client assets. The subsidiaries and affiliates of Sanders Morris Harris Group deliver superior wealth advisory, asset management, and capital markets services to individual and institutional investors and middle-market companies. Its operating entities are Dickenson Group, Edelman Financial Center, Salient Partners, Salient Trust Co. LTA, SMH Capital, SMH Capital Advisors, Select Sports Group, and The Rikoon Group. Sanders Morris Harris Group has more than 600 employees in 21 states. Additional information is available at http://www.smhgroup.com.